Exhibit 99.1

Press Release	For Immediate Release
Date: October 23, 2018

GLEN BURNIE BANCORP ANNOUNCES

THIRD QUARTER 2018 RESULTS

GLEN BURNIE, MD (October 23, 2018) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $0.54 million, or $0.19 per basic and diluted common share for the three-month period ended September 30, 2018, as compared to net income of $0.41 million, or $0.15 per basic and diluted common share for the three-month period ended September 30, 2017.

Bancorp reported net income of $1.28 million, or $0.45 per basic and diluted common share for the nine-month period ended September 30, 2018, compared to $1.06 million, or $0.38 per basic and diluted common share for the same period in 2017. Net loans grew by $23.7 million, or 8.81% at September 30, 2018 when compared to the same period of 2017. At September 30, 2018, Bancorp had total assets of $411.4 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 105th consecutive quarterly dividend on November 2, 2018.

"We are pleased to report a strong quarter that was highlighted by expansion of our net interest margin and net interest income reflecting outstanding credit quality, disciplined loan pricing, and a beneficial balance sheet structure. Our third quarter results are consistent with our expectations and reflect year-over-year improvement in our profitability, driven by strong revenue growth,” stated John D. Long, President and CEO. “Our net interest margin increased to 3.34% in the third quarter of 2018 compared with 3.10% in the same period of 2017. The improved net interest margin exhibits a higher yield on average earning assets, primarily reflecting an increased yield on loans, which more than offset a higher cost of funds. Our cost of funds continued to trend upwards in the third quarter, reflecting the continuing rising interest rate environment. We believe that our current balance sheet structure positions our net interest income to benefit from any further Federal Open Market Committee tightening,” Mr. Long continued, “Our net income in the third quarter of 2018 increased 31.87% to $0.54 million compared with $0.41 million in the year-ago quarter. We also made several changes during the third quarter to streamline our operations and we remain focused on controlling overhead costs. Our sustained strength in core profitability, sound capital position, and healthy loan pipeline positions us to take advantage of future growth opportunities and finish the year strong.”

Highlights for the First Nine Months of 2018

Bancorp continued to grow organically in the third quarter of 2018 driven primarily by favorable net loan growth. Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 12.64% at September 30, 2018, as compared to 14.68% for the same period of 2017.

Return on average assets for the three-month period ended September 30, 2018 was 0.54%, as compared to 0.42% for the three-month period ended September 30, 2017. Return on average equity for the three-month period ended September 30, 2018 was 6.50%, as compared to 4.82% for the three-month period ended September 30, 2017.

The book value per share of Bancorp’s common stock was $11.86 at September 30, 2018, as compared to $12.38 per share at September 30, 2017.

At September 30, 2018, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 11.75% at September 30, 2018, as compared to 13.63% at September 30, 2017. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $411.4 million at September 30, 2018, an increase of $21.5 million or 5.51%, from $389.9 million at September 30, 2017. Investment securities were $84.0 million at September 30, 2018, a decrease of $5.9 million or 6.53%, from $89.9 million at September 30, 2017. Loans, net of deferred fees and costs, were $295.0 million at September 30, 2018, an increase of $23.5 million or 8.66%, from $271.5 million at September 30, 2017. Bank owned life insurance decreased $1.7 million or 17.52% from September 30, 2017 to September 30, 2018 primarily due to the redemption of BOLI policies. Other assets increased $0.7 million from September 30, 2017 to September 30, 2018 primarily due to the increase in fair value of pay-fixed interest rate swaps used to convert variable rate FHLB borrowing into fixed rate debt.

Total deposits were $336.8 million at September 30, 2018, an increase of $2.7 million or 0.82%, from $334.1 million at September 30, 2017. Noninterest-bearing deposits were $107.9 million at September 30, 2018, an increase of $3.3 million or 3.20%, from $104.6 million at September 30, 2017. Interest-bearing deposits were $228.9 million at September 30, 2018, a decrease of $0.6 million or 0.26%, from $229.5 million at September 30, 2017. Total borrowings were $40.0 million at September 30, 2018, an increase of $20.0 million or 100.00%, from $20.0 million at September 30, 2017.

Stockholders’ equity was $33.3 million at September 30, 2018, a decrease of $1.3 million from $34.0 million at September 30, 2017. The $1.4 million increase in accumulated other comprehensive loss associated with net unrealized losses on the available for sale bond portfolio, offset by unrealized gains on interest rate swap contracts primarily drove the decrease in stockholders’ equity.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned, represented 0.75% of total assets at September 30, 2018, as compared to 1.08% for the same period of 2017.

Review of Financial Results

For the three-month periods ended September 30, 2018 and 2017

Net income for the three-month period ended September 30, 2018 was $0.54 million, as compared to net income of $0.41 million for the three-month period ended September 30, 2017.

Net interest income for the three-month period ended September 30, 2018 totaled $3.30 million, as compared to $2.94 million for the three-month period ended September 30, 2017. Average earning loan balances increased to $294 million for the three-month period ended September 30, 2018, as compared to $271 million for the same period of 2017.

Net interest margin for the three-month period ended September 30, 2018 was 3.34%, as compared to 3.10% for the same period of 2017. Higher yields on interest-earning assets were the primary driver of year-over-year results, as the yield on interest-earning assets increased 0.28% from 3.63% to 3.91% and the cost of funds increased 0.05% from 0.55% to 0.60% for the three-month periods ending September 30, 2018 and 2017, respectively.

The provision for loan losses for the three-month period ended September 30, 2018 was $246,000, as compared to $78,000 for the same period of 2017. The increase for the three-month period ended September 30, 2018 primarily reflects loan growth. As a result, the allowance for loan losses was $2.46 million at September 30, 2018, representing 0.83% of total loans, as compared to $2.62 million, or 0.97% of total loans at September 30, 2017.

Noninterest income for the three-month period ended September 30, 2018 was $331,000, as compared to $368,000 for the three-month period ended September 30, 2017.

For the three-month period ended September 30, 2018, noninterest expense was $2.76 million, as compared to $2.71 million for the three-month period ended September 30, 2017. The primary contributors to the $0.05 million increase, when compared to the three-month period ended September 30, 2017 were increases in salary and employee benefits, legal, accounting and other professional fees, data processing and items processing service, offset by decreases in occupancy and equipment expenses, advertising and marketing related expenses and telephone costs.

For the nine-month periods ended September 30, 2018 and 2017

Net income for the nine-month period ended September 30, 2018 was $1.28 million, as compared to net income of $1.06 million for the nine-month period ended September 30, 2017.

Net interest income for the nine-month period ended September 30, 2018 totaled $9.35 million, as compared to $8.66 million for the nine-month period ended September 30, 2017. Average earning loan balances increased to $283 million for the nine-month period ended September 30, 2018, as compared to $269 million for the same period of 2017.

Net interest margin for the nine-month period ended September 30, 2018 was 3.26%, as compared to 3.09% for the same period of 2017. Higher yields on interest-earning assets were the primary drivers of year-over-year results, as the yield on interest-earning assets increased 0.17% from 3.62% to 3.79% and the cost of funds remained unchanged at 0.55% for the nine-month periods ending September 30, 2018 and 2017, respectively.

The provision for loan losses for the nine-month period ended September 30, 2018 was $601,000, as compared to $243,000 for the same period of 2017. The increase for the nine-month period ended September 30, 2018 primarily reflects loan growth. As a result, the allowance for loan losses was $2.46 million at September 30, 2018, representing 0.83% of total loans, as compared to $2.62 million, or 0.97% of total loans for the same period of 2017.

Noninterest income for the nine-month period ended September 30, 2018 was $1.20 million, as compared to $0.94 million for the nine-month period ended September 30, 2017. The results for the first nine-month of 2018 include gains on redemptions of BOLI policies of $306,877.

For the nine-month period ended September 30, 2018, noninterest expense was $8.60 million, as compared to $8.10 million for the nine-month period ended September 30, 2017. The primary contributors to the $0.43 million increase, when compared to the nine-month period ended September 30, 2017 were increases in salary and employee benefits, legal, accounting and other professional fees and loan collection costs, partially offset by decreases in advertising and marketing related expenses and telephone costs.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30,	June 30,	December 31,	September 30,
	2018	2018	2017	2017
	(unaudited)	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$5,282	$2,584	$2,610	$4,371
Interest bearing deposits with banks and federal funds sold	10,208	5,498	9,995	7,126
Total Cash and Cash Equivalents	15,490	8,082	12,605	11,497

Investment securities available for sale, at fair value	84,029	87,314	89,349	89,903
Restricted equity securities, at cost	2,073	1,443	1,232	1,228

Loans, net of deferred fees and costs	294,981	289,408	271,612	271,463
Less: Allowance for loan losses	(2,455)	(2,284)	(2,589)	(2,623)
Loans, net	292,526	287,124	269,023	268,840

Real estate acquired through foreclosure	705	114	114	114
Premises and equipment, net	3,154	3,195	3,371	3,451
Bank owned life insurance	7,818	7,780	8,713	9,479
Deferred tax assets, net	2,863	2,713	2,429	2,847
Accrued interest receivable	1,233	1,142	1,133	1,140
Accrued taxes receivable	-	-	465	638
Prepaid expenses	516	471	433	512
Other assets	958	2,093	583	235
Total Assets	$411,365	$401,471	$389,450	$389,884

LIABILITIES
Noninterest-bearing deposits	$107,921	$108,414	$104,017	$104,571
Interest-bearing deposits	228,926	233,393	230,221	229,534
Total Deposits	336,847	341,807	334,238	334,105

Short-term borrowings	40,000	25,000	20,000	20,000
Defined pension liability	323	317	335	328
Accrued Taxes Payable	102	28	-	-
Accrued expenses and other liabilities	749	775	835	815
Total Liabilities	378,021	367,927	355,408	355,248

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,810,961, 2,807,819, 2,801,149, and 2,797,477 shares as of September 30, 2018, June 30, 2018, December 31, 2017, and September 30, 2017, respectively.	2,811	2,808	2,801	2,797
Additional paid-in capital	10,368	10,335	10,267	10,233
Retained earnings	21,936	21,778	21,605	21,935
Accumulated other comprehensive loss	(1,771)	(1,377)	(631)	(329)
Total Stockholders' Equity	33,344	33,544	34,042	34,636
Total Liabilities and Stockholders' Equity	$411,365	$401,471	$389,450	$389,884

GLEN BURNIE BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Interest income
Interest and fees on loans	$3,269	$2,883	$9,100	$8,503
Interest and dividends on securities	526	498	1,585	1,523
Interest on deposits with banks and federal funds sold	67	53	165	115
Total Interest Income	3,862	3,434	10,850	10,141

Interest expense
Interest on deposits	362	324	997	984
Interest on short-term borrowings	198	142	506	309
Interest on long-term borrowings	-	33	-	185
Total Interest Expense	560	499	1,503	1,478

Net Interest Income	3,302	2,935	9,347	8,663
Provision for loan losses	246	78	601	243
Net interest income after provision for loan losses	3,056	2,857	8,746	8,420

Noninterest income
Service charges on deposit accounts	59	72	187	208
Other fees and commissions	216	245	564	573
Gains on redemption of BOLI policies	-	-	308	1
Income on life insurance	41	51	130	151
Gains on sale of OREO	15	-	15	-
Other income	-	-	-	2
Total Noninterest Income	331	368	1,204	935

Noninterest expenses
Salary and employee benefits	1,710	1,579	5,080	4,615
Occupancy and equipment expenses	272	382	850	865
Legal, accounting and other professional fees	212	180	721	648
Data processing and item processing services	168	130	454	442
FDIC insurance costs	64	64	187	188
Advertising and marketing related expenses	16	38	65	110
Loan collection costs	32	25	153	73
Telephone costs	56	98	181	212
Other expenses	226	217	911	944
Total Noninterest Expenses	2,756	2,713	8,602	8,097

Income before income taxes	631	512	1,348	1,258
Income tax expense	89	101	73	194

Net income	$542	$411	$1,275	$1,064

Basic and diluted net income per share of common stock	$0.19	$0.15	$0.45	$0.38

GLEN BURNIE BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the nine months ended September 30, 2018 and 2017 (unaudited)
(dollars in thousands)

				Accumulated
				Other
		Additional		Comprehensive	Total
	Common	Paid-in	Retained	(Loss)	Stockholders'
	Stock	Capital	Earnings	Income	Equity
Balance, December 31, 2016	$2,787	$10,130	$21,708	$(810)	$33,815

Net income	-	-	1,064	-	1,064
Cash dividends, $0.30 per share	-	-	(837)	-	(837)
Dividends reinvested under
dividend reinvestment plan	10	103	-	-	113
Other comprehensive income	-	-	-	481	481
Balance, September 30, 2017	$2,797	$10,233	$21,935	$(329)	$34,636

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)	Equity
Balance, December 31, 2017	$2,801	$10,267	$21,605	$(631)	$34,042

Net income	-	-	1,275	-	1,275
Cash dividends, $0.30 per share	-	-	(944)	-	(944)
Dividends reinvested under
dividend reinvestment plan	10	101	-	-	111
Other comprehensive loss	-	-	-	(1,140)	(1,140)
Balance, September 30, 2018	$2,811	$10,368	$21,936	$(1,771)	$33,344

THE BANK OF GLEN BURNIE
CAPITAL RATIOS
(dollars in thousands)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2018:
(unaudited)
Common Equity Tier 1 Capital	$32,781	11.75%	$12,551	4.50%	$18,130	6.50%
Total Risk-Based Capital	$35,260	12.64%	$22,313	8.00%	$27,892	10.00%
Tier 1 Risk-Based Capital	$32,781	11.75%	$16,735	6.00%	$22,313	8.00%
Tier 1 Leverage	$32,781	8.08%	$16,230	4.00%	$20,287	5.00%

As of June 30, 2018:
(unaudited)
Common Equity Tier 1 Capital	$33,335	11.94%	$12,559	4.50%	$18,140	6.50%
Total Risk-Based Capital	$35,662	12.78%	$22,326	8.00%	$27,908	10.00%
Tier 1 Risk-Based Capital	$33,335	11.94%	$16,745	6.00%	$22,326	8.00%
Tier 1 Leverage	$33,335	8.39%	$15,883	4.00%	$19,854	5.00%

As of December 31, 2017:
(audited)
Common Equity Tier 1 Capital	$32,946	12.83%	$11,553	4.50%	$16,687	6.50%
Total Risk-Based Capital	$35,543	13.84%	$20,538	8.00%	$25,673	10.00%
Tier 1 Risk-Based Capital	$32,946	12.83%	$15,404	6.00%	$20,538	8.00%
Tier 1 Leverage	$32,928	8.43%	$15,617	4.00%	$19,521	5.00%

As of September 30, 2017:
(unaudited)
Common Equity Tier 1 Capital	$34,064	13.63%	$11,250	4.50%	$16,251	6.50%
Total Risk-Based Capital	$36,699	14.68%	$20,001	8.00%	$25,001	10.00%
Tier 1 Risk-Based Capital	$34,064	13.63%	$15,001	6.00%	$20,001	8.00%
Tier 1 Leverage	$34,064	8.56%	$15,919	4.00%	$19,898	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended		Year Ended
	September 30,	June 30,	September 30,	September 30,	September 30,	December 31,
	2018	2018	2017	2018	2017	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)

Financial Data
Assets	$411,365	$401,471	$389,884	$411,365	$389,884	$389,450
Investment securities	84,029	87,314	89,903	84,029	89,903	89,349
Loans, (net of deferred fees & costs)	294,981	289,408	271,463	294,981	271,463	271,612
Allowance for loan losses	2,455	2,284	2,623	2,455	2,623	2,589
Deposits	336,847	341,807	334,105	336,847	334,105	334,238
Borrowings	40,000	25,000	20,000	40,000	20,000	20,000
Stockholders' equity	33,344	33,544	34,636	33,344	34,636	34,042
Net income	542	478	411	1,275	1,064	911

Average Balances
Assets	$407,660	$396,033	$393,877	$399,088	$392,837	$392,363
Investment securities	88,611	91,290	90,028	90,783	92,151	91,634
Loans, (net of deferred fees & costs)	293,949	281,104	270,973	283,006	269,333	269,600
Deposits	338,412	335,479	334,739	336,128	335,970	335,805
Borrowings	34,487	26,394	23,667	27,878	21,777	21,458
Stockholders' equity	33,831	33,338	34,643	34,201	34,063	34,322

Performance Ratios
Annualized return on average assets	0.54%	0.49%	0.42%	0.65%	0.55%	0.23%
Annualized return on average equity	6.50%	5.81%	4.82%	7.56%	6.33%	2.65%
Net interest margin	3.34%	3.21%	3.10%	3.26%	3.09%	3.12%
Dividend payout ratio	52%	59%	59%	66%	75%	123%
Book value per share	$11.86	$11.95	$12.38	$11.86	$12.38	$12.15
Basic and diluted net income per share	0.19	0.17	0.15	0.45	0.38	0.33
Cash dividends declared per share	0.10	0.10	0.10	0.30	0.30	0.40
Basic and diluted weighted average shares outstanding	2,809,834	2,806,599	2,796,099	2,806,341	2,792,544	2,794,381

Asset Quality Ratios
Allowance for loan losses to loans	0.83%	0.79%	0.97%	0.83%	0.97%	0.95%
Nonperforming loans to avg. loans	0.82%	1.46%	1.57%	0.85%	1.53%	1.32%
Allowance for loan losses to nonaccrual & 90+ past due loans	112.1%	58.6%	66.1%	112.1%	66.1%	77.7%
Net charge-offs annualize to avg. loans	0.10%	0.87%	0.08%	1.04%	0.15%	0.09%

Capital Ratios
Common Equity Tier 1 Capital	11.75%	11.94%	13.63%	11.75%	13.63%	12.83%
Tier 1 Risk-based Capital Ratio	11.75%	11.94%	13.63%	11.75%	13.63%	12.83%
Leverage Ratio	8.08%	8.39%	8.56%	8.08%	8.56%	8.43%
Total Risk-Based Capital Ratio	12.64%	12.78%	14.68%	12.64%	14.68%	13.84%